Exhibit 10.6

ENDORSEMENT NO. 3
to the
AMENDED AND RESTATED
QUOTA SHARE REINSURANCE AGREEMENT
(hereinafter referred to as the “Agreement”)
between
AMTRUST INTERNATIONAL INSURANCE, LTD.
HAMILTON, BERMUDA
(hereinafter referred to as the “Company”)
and
MAIDEN REINSURANCE, LTD.
HAMILTON, BERMUDA
(hereinafter referred to as the “Reinsurer”)

IT IS HEREBY AGREED, as of the Effective Time, 12:01 a.m., Eastern Standard Time, March 1, 2015, that the name of the Reinsurer shall be amended to “Maiden Reinsurance Ltd.” in all places it appears in the Agreement.
IT IS FURTHER AGREED, as of the Effective Time, 12:01 a.m., Eastern Standard Time, September 30, 2015, that the Agreement shall be commuted in accordance with the following:

1.	The Reinsurer’s liability for the following lines of business shall be commuted:

a.	AIIC US Non Program Excess & Surplus business;

b.	SNIC US Non Program Excess & Surplus business;

c.
Domestic Specialty Risk business - Pet First 3003 Portfolio Transfer, Bentley 3087 Portfolio Transfer, AMTS 3005 Portfolio Transfer, Service Net 3006 Portfolio Transfer, BancInsure LSI 3066 Front and SNIC Warranty Reinsurance;

d.	SIGNAL – Domestic Specialty Risk Portfolio Transfer;

e.	AIUL – Ownerguard;

f.	AIUL - All Other Domestic Liability (other than AIUL - Open Lending Domestic Liability);

g.	AEL – Liability business including Professional Indemnity;

h.	AEL – Accident & Health business;

i.	AEL – Bonds business;

j.	AEL – Inwards reinsurance;

k.	AIUL - Portfolio transfer business;

l.	AIUL Program 66015 – Advance E&S (ARI) Assessment Recovery;

m.	AIUL Program 66020 – ETG Single Buyer Trade Credit Insurance Program;

n.	AIUL Program 66037 – DGU Equity Protection Program.
The above shall hereinafter be referred to as the “Subject Commutation Business.”
This Agreement is hereby terminated with respect to the Subject Commutation Business. It is understood and agreed that there shall be no further cessions of such business on or after September 30, 2015.

2.
In consideration for this commutation, the Reinsurer shall pay to the Company the sum of $107,000,000 (One Hundred Seven Million Dollars) (the “Commutation Amount”). The Commutation Amount was offset as a credit to the Company on the December 31, 2015 account between the Company and Reinsurer and paid on March 31, 2016. Notwithstanding the offset and payment of the Commutation Amount, in the event this Agreement is not duly executed by all Parties, such payment is subject to recovery by the Reinsurer.

The Company hereby accepts the Commutation Amount set forth above as the total amount due in full and final settlement of any and all amounts due from the Reinsurer to the Company arising under or in any way connected with the Subject Commutation Business.
Reporting for the period from January 1, 2016 shall exclude Profit Commission from Paid Loss related to the business retained by the Reinsurer.

3.
As of September 30, 2015, the Company and the Reinsurer, also hereinafter each individually a “Party” and together the “Parties,” (in such capacity, a “Releasor”) hereby releases and discharges the other Party, its parent, subsidiaries, predecessors and affiliates and their respective officers, directors, shareholders, partners, trustees, representatives, agents, attorneys, executors, administrators, successors and assigns (in such capacity, a “Releasee”) from any and all past, present and future claims, causes of action, liabilities and obligations arising out of, under or related directly or indirectly to the Subject Commutation Business in connection with the Agreement between them, whether known or unknown, reported or unreported, and whether presently existing or arising in the future, including but not limited to: any and all past, present and future payment obligations, adjustments, setoffs, actions, omissions, causes of action, suits, debts, sums of money, accounts, demands, covenants, controversies, bonds, bills, promises, damages, judgments, claims, costs, expenses, losses, representations and warranties, commissions, salvage, premiums, return premiums, unearned premiums, reserves for ceded losses, reserves for outstanding claims, reserves for known or unknown claims and/or losses whatsoever, whether known or unknown, suspected or unsuspected, accrued or unaccrued, foreseen or unforeseen, including those claims with respect to matters which the Releasor does not know or suspect to exist in its favor at the time of execution of this commutation which, if known to it, might have affected its decision to enter into this commutation and to release the Releasees herein, which the Releasor and/or its respective predecessors, successors and assigns ever had, now have, or hereafter may have, whether grounded in law or equity, in contract or in tort, against the other Party by reason of any matter whatsoever arising out of the Subject Commutation Business, it being the intention of the Parties that this release operate as a full and final settlement of each of the past, current and future liabilities of the Company and the Reinsurer, as respects the Subject Commutation Business under the Agreement. The Parties expressly waive any and all rights they may have under statute or common law principles that would limit the effect of the foregoing releases to those claims actually known or suspected to exist at the time of execution of this commutation. The Company acknowledges the aforementioned payments that have occurred as a complete accord, satisfaction, settlement and commutation of all the Reinsurer’s liabilities as respects the Subject Commutation Business under the Agreement. This release and discharge shall take effect without need for execution and delivery of a separate instrument.

4.
The rights, duties and obligations set forth herein shall inure to the benefit of and be binding upon any and all predecessors, successors, affiliates, officers, directors, employees, parents, subsidiaries, stockholders, liquidators and receivers of the Parties hereto.

5.
Each Party expressly represents and warrants to the other Party that: (a) it is a corporation duly organized and in good standing in its jurisdiction of incorporation; (b) this commutation has been duly authorized, executed and delivered by and on behalf of it and constitutes its legal, valid and binding agreement; (c) no authorization, consent or approval of any third party or governmental authority is required in connection with the execution, delivery or performance by it of this commutation; (d) there are no pending agreements, transactions, or negotiations to which any of them are a party that would render this commutation or any part thereof void, voidable or unenforceable; (e) execution, delivery or performance by it of this commutation does not and shall not conflict with, or result in any material breach or violation of, its organizational documents or any agreement to which it is a party or by which it or any of its assets or bound; and (f) this commutation is the product of arm’s length negotiations and that its terms have been completely read and fully understood and voluntarily accepted by each of the Parties.

6.
The Parties hereby agree to execute promptly any and all supplemental agreements, releases, affidavits, waivers and other documents of any nature or kind which the other Party may reasonably require in order to implement the provisions or objectives of this commutation.

IN WITNESS WHEREOF, the parties hereto, by their respective duly authorized officers, have executed this ENDORSEMENT NO. 3 to the Agreement as of the dates recorded below:
This 1st day of August      in the year 2016    .
AMTRUST INTERNATIONAL INSURANCE, LTD.

/s/ Stephen Ungar
Name: Stephen Ungar
Title: Secretary

This 27th day of July     in the year 2016    .
MAIDEN REINSURANCE LTD.

/s/ Patrick J. Haveron
Name: Patrick J. Haveron
Title: President

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